Exhibit 99.1

press release
Media contact:	Investor contact:

Mike Jacobsen, APR	Chris Sikora
+1 330 490 4498	+1 330 490-4242
michael.jacobsen@dieboldnixdorf.com	christopher.sikora@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:

July 13, 2023

Diebold Nixdorf Plan of Reorganization Confirmed

Company continues to anticipate completing debt restructuring process during the third quarter

HUDSON, Ohio - Diebold Nixdorf today announced that the U.S. Bankruptcy Court in the Southern District of Texas has confirmed the company’s plan of reorganization related to its comprehensive debt restructuring. This confirmation is one of the final steps in Diebold Nixdorf’s restructuring, allowing the company to move forward and execute its plan. The company continues to anticipate completing the debt restructuring process during the third quarter after final conditions are met and Dutch legal processes and court proceedings are concluded.

Octavio Marquez, Diebold Nixdorf chairman, president and chief executive officer, said: “This represents another significant milestone in our process to strengthen our balance sheet, enhance liquidity and position Diebold Nixdorf for long-term success. We are grateful for the momentum in this process, due in no small part to the collaboration and support from our consenting lenders. We are committed to emerging from our debt restructuring proceedings as a fundamentally stronger company, better positioned to serve our customers, employees and partners. I also want to express my gratitude to the entire DN team for their focus on continuing our solid performance and delivering best-in-class products and services to banks and retailers worldwide.”

Court filings and other relevant documents related to Diebold Nixdorf’s Chapter 11 and 15 court proceedings are available at https://cases.ra.kroll.com/DieboldNixdorf/ or by calling (833) 701-9076 (Toll-free) or (646) 440-4833 (International).

About Diebold Nixdorf

Diebold Nixdorf, Incorporated automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 21,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.

Forward-Looking Statements

This press release contains statements that are not historical information and are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance.

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Diebold Nixdorf Plan of Reorganization Confirmed / Page 2

Statements can generally be identified as forward looking because they include words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “will,” “estimates,” “potential,” “target,” “predict,” “project,” “seek,” and variations thereof or “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements, which reflect the current views of the company with respect to future events, including the company’s emergence from its Chapter 11 and 15 court proceedings, and are subject to assumptions, risks and uncertainties that could cause actual results to differ materially. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

DN-F

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